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                                   EXHIBIT 4.2


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                                OPTION AGREEMENT
                                ----------------
                          (Non-Qualified Stock Option)

         This Option Agreement is made as of the day of ___________, 199 , between GLB BANCORP, INC., an Ohio corporation (the "Company") and _______________, an employee of the Company or one or more of its Subsidiaries (the "Employee").

         WHEREAS, the Company has heretofore adopted the 1998 Stock Option and Incentive Plan (the "Plan"); and

         WHEREAS, it is a requirement of the Plan that an agreement be executed to evidence the NonQualified Stock Option granted to the Employee;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

         1. GRANT OF OPTION. The Company hereby grants to the Employee the right and option (the "Option") to purchase all or any part of an aggregate of (_________) shares of the Common Stock, without par value, of the Company ("Shares") (such number being subject to adjustment as set forth herein and in the Plan) on the terms and subject to the conditions set forth herein and in the Plan. The exercise of and all rights of the Employee to the Option granted hereby is conditioned upon the acceptance by the Employee of the terms of the Plan, this Option Agreement and the grant, as evidenced by his execution of this Option Agreement in the space provided below, and the return of an executed original of this Option Agreement to the Secretary of the Company no later than __________, 199_.

         2. TYPE OF OPTION. The Option granted under this Option Agreement is a Non-Qualified Stock Option and shall not be treated by the Company or the Employee as an Incentive Stock Option for federal income tax purposes.

         3. PURCHASE PRICE. The exercise price of the Shares covered by the Option is $_____ per Share.

         4. TERM OF OPTION. The Option shall expire ten (10) years from the date of grant, subject to earlier termination as hereinafter provided, and may be exercised in whole or in part at any time by the Employee. The date of grant shall be the date first written above.

         5. EXERCISE OF OPTION.

                  (a) In order to exercise the Option, the person or persons entitled to exercise it shall deliver to the Chief Executive Officer of the Company written notice of the number of full Shares with respect to which the Option is to be exercised. The notice shall be accompanied by payment in full for any Shares being purchased. Such payment shall be made in cash, in certificates for Shares held for more than six (6) months or by a combination of cash and Shares. If all or any part of the payment is in the form of certificates for Shares, such certificates shall be duly endorsed in blank, and the Shares shall be valued based on their Market Value on the date of exercise. No fractional Shares shall be issued.

                  (b) No Shares shall be issued until full payment therefor has been made, and Employee shall have none of the rights of a stockholder in respect of such Shares until they are so issued.

                  (c) Notwithstanding anything to the contrary contained herein, if the exercise of this Option results in ownership of 25% or more of the outstanding Shares, then this Option may not be exercised without the prior consent of the appropriate regulatory authorities, including, but not limited to, the Federal Deposit Insurance Corporation, the Federal Reserve, and the State of Ohio Division of Financial Institutions, if such consent is necessary under applicable law.

         6. Nontransferability. The Option shall not be transferable other than by: (a) will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Employee, only by him or in the event of death, his Successor, or in the event of disability, his personal representative, or (b) pursuant to


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a qualified domestic relation order, as defined in the Code or the Employee
Retirement Income Security Act (ERISA).

         7. TERMINATION OF EMPLOYMENT. In the event that the employment of the Employee shall be terminated (otherwise than by reason of death or disability), the Option may be exercised by the Employee (to the extent that he shall have been entitled to do so at the termination of his or her employment) at any time within three (3) months after such termination. So long as the Employee shall continue to be an employee of the Company or one or more of its Subsidiaries, the Option shall not be affected by any change of duties or position. Nothing in this Option Agreement shall confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary to terminate his employment at any time. Anything herein contained to the contrary notwithstanding, in the event of any termination of the Employee's employment for cause, the Option, to the extent not theretofore exercised, shall forthwith terminate.

         8. DEATH OF EMPLOYEE. If the Employee shall die while he shall be employed by the Company or one or more of its Subsidiaries or within three (3) months after the termination of his employment, the Option may be exercised in full by his Successor at any time within one (1) year after the Employee's death, but not beyond the original term of the Option; provided, however, that following the death of the Employee, the Committee may, as an alternative means of settlement of the Option, elect to pay to the person to whom the Option is transferred by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order (as defined in the Code or Title I of ERISA or the rules thereunder), the amount by which the Market Value per Share on the date of exercise of the Option exceeds the exercise price of the Option, multiplied by the number of Shares with respect to which such Option is properly exercised. Any such settlement of an Option shall be considered an exercise of such Option for all purposes of the Plan.

         9. DISABILITY OF EMPLOYEE. If the employment of the Employee shall terminate on account of his having become "disabled", as defined in Section 22(e)(3) of the Code, the Option may be exercised in full at the termination of his employment on account of his becoming disabled or at any time within three
(3) months after the date on which his employment terminated, but not beyond the original term of the Option.

         10. Taxes.

                  (a) The Company shall have the right to require the Employee or any other person entitled to receive Shares pursuant to the exercise of an Option under the Plan to pay the Company the amount of any taxes which the Company is or will be required to withhold, if any, with respect to such Shares before the certificates for such Shares is delivered pursuant to the Option. Furthermore, the Company may elect to deduct such taxes from any other amounts then payable in cash or in shares or from any other amounts payable any time thereafter in cash to the Employee.

                  (b) If the Employee is subject to Section 16(b) of the Securities and Exchange Act of 1934 on the date of exercise, he may satisfy his tax liability with respect to the exercise of an Option by having the Company withhold Shares otherwise issuable upon exercise of the Option, if the Employee makes an election to do so which satisfies the requirements of Rule 16b-3.

         11. CHANGES IN CAPITAL STRUCTURE. In the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Company, the number, class and exercise price of Shares subject to this Option shall be appropriately adjusted by the Committee. The foregoing adjustment and the manner of application of this provision shall be determined by the Committee in its sole discretion, and such determination shall be conclusive. Any such adjustment may provide for the elimination of any fractional Share that might otherwise become subject to this Option.

         12. SECURITIES LAW COMPLIANCE. The Option may not be exercised and the delivery of certificates for Shares pursuant to the exercise of this Option may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of any federal, state or local law or regulation or any administrative or quasi-administrative requirement applicable to the sale, issuance,

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distribution or delivery of such Shares. The Committee may, in its sole discretion, require the Employee to furnish the Company with appropriate representations and a written investment letter prior to the exercise of the Option and the delivery of any Shares pursuant to the Option.

         13. INCORPORATION OF PROVISIONS OF THE PLAN. All of the provisions of the Plan and any amendments thereto, pursuant to which this Option is granted, are hereby incorporated by reference and made as part hereof as if specifically set forth herein, and to the extent of any conflict between this Option Agreement and the terms contained in the aforesaid Plan, the Plan shall control. To the extent any capitalized terms are not otherwise defined herein, they shall have the meaning set forth in the Plan.

         14. SUCCESSORS AND ASSIGNS. This Option Agreement shall be binding upon and inure to the benefit of the Company's successors and assigns and the Employee's permitted successors and assigns.

         IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by its officer thereunto duly authorized, and the Employee has hereunto set his hand, all as of the day and year first above written.

                                       GLB BANCORP, INC.


                                        By:
                                           -----------------------------


                                        ---------------------------------
                                        Employee



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